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                                                                  EXHIBIT - 10.5

                              UNITED SYSTEMS, INC.

                        EMPLOYEE APPRECIATION RIGHTS PLAN


                           EFFECTIVE DECEMBER 31, 2000



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                  UNITED SYSTEMS, INC. APPRECIATION RIGHTS PLAN


                                  INTRODUCTION

The United Systems, Inc. Employee Appreciation Rights Plan (the "Plan") provides for the distribution to employees of United Systems, Inc. (the "Company") of a portion of the appreciation in the value of the Company that may be realized in the event of a sale of the Company. The purposes of the Plan are (1) to further the long-term growth of the Company by providing incentives and rewards to employees of the Company, (2) to encourage employees to continue employment with the Company and (3) maximize the value of the Company. To accomplish these objectives, the Board of Directors of United Systems, Inc. has adopted the Plan to authorize grants of Appreciation Rights Units as described herein.


                             SECTION 1: DEFINITIONS

1.01    Definitions

Except where otherwise indicated, the following terms shall have the definitions set forth below for purposes of the Plan:

        a. "Appreciation Rights Agreement" means a written agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to Appreciation Rights Units granted to the Participant.

        b. "Appreciation Rights Unit" means a right to receive, upon the occurrence of a Company Sale, and subject to the terms and conditions of the Plan and the Participant's Appreciation Rights Agreement, a portion of the Net Sale Proceeds.

        c. "Gross Appreciated Value" means the Net Sales Price times twenty-five percent (25%).

        d. "Appreciated Value per Unit" means the Gross Appreciated Value divided by the maximum number of Units issuable in accordance with this plan.

        e. "Appreciation Value per Unit" means the Appreciated Value per Unit less the Fair Value per Unit.

        f.      "Board" means the Board of Directors of United Systems, Inc.

        g. "Chesapeake" means Chesapeake Utilities Corporation, a Delaware corporation.


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        h.      "Unit" means an Appreciation Rights Unit issued pursuant to
                Section 4.01 of the Plan.

        i. "Company Sale" means the closing of a transaction (or series of related transactions) in which (i) the disposition by Chesapeake and all Related Companies (other than to an employee benefit plan maintained by the Company, a Related Company, or the Company) of all or substantially all of the stock of the Company through a sale, merger or other business combination transaction or (ii) the disposition by the Company (other than to Chesapeake and any one or more Related Companies) of all or substantially all of the consolidated assets of the Company. For the purposes of this Plan, a Sale does not include the exchange of USI stock to obtain controlling interest in another Company.

        j. "Committee" means the committee appointed by the Board to administer the Plan.

        k.      "Company" means United Systems, Inc., a Georgia corporation;

        l.      "Effective Date" means December 31, 2000

        m. "Net Sale Proceeds" means the Sale Proceeds minus (i) all transaction costs (including investment banking fees and commissions, if any, and legal and accounting fees and expenses) incurred by Chesapeake, any Related Company and the Company in connection with the Company Sale, (ii) the fair value, as determined in the sole discretion of the Committee, of all liabilities retained by Chesapeake or any Related Company and, in the case of an asset sale, by the Company, (iii) all sales or other taxes (excluding income) incurred in connection with the Company Sale by Chesapeake or any Related Company and, in the case of an asset sale, by the Company, and (iv) all capital contributions made by Chesapeake or a Related Company to the Company after the Effective Date and prior to the Company Sale provided, however, that Net Sales Proceeds shall not be reduced below zero.

        n. "Participant" means any employee of the Company who has been selected by the Committee to participate in the Plan under
                Section 3.01 of the Plan.

        o. "Plan" means the United Systems, Inc. Appreciation Rights Plan, as set forth herein and as it may be subsequently amended from time to time.

        p. "Related Company" means a corporation, partnership, joint venture, or other entity in which Chesapeake has a direct or indirect ownership or other proprietary interest of at least fifty percent (50%), but does not include the Company.


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        q.      "Sale Proceeds" means the fair market value of the consideration received from the purchaser by Chesapeake and all Related Companies (or, in the case of an asset sale, by the Company) in a transaction that constitutes a Company Sale. For the purposes of this plan, the fair market value of any cash considerations shall equal the cash consideration itself and the fair market value of any publicly traded equities presented as consideration shall equal the market value of such equities at the close of the last trading day prior to the transaction. Ongoing reasonable and customary compensation and option plan arrangements between the participants and an acquiring entity shall not be included as part of the Sale Proceeds.

        r. "Fair Value Amount" means the amount determined by the Board under the advice of an independent third party to be the fair value of the Unit. The Committee shall select the independent party to determine the Fair Value amount on each Calendar year for the Units issued during that Calendar year.

                            SECTION 2: ADMINISTRATION

2.01    The Committee

The Plan shall be administered by a Committee appointed by the Board. The Committee shall periodically determine, in its sole discretion, but subject to the limitations set forth in Section 4 of the Plan, (i) the individuals who shall participate in the Plan, (ii) the number of Units to be granted under the Plan, and (iii) the individuals to whom the Units shall be granted. The Committee shall administer the Plan in accordance with the terms of the Plan and the requirements of any applicable law. All questions of interpretation and administration with respect to the Plan shall be determined by the Committee in its sole and absolute discretion. All determinations by the Committee shall be final and conclusive with respect to all parties concerned.

2.02    Additional Powers of the Committee

In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have the following specific powers and duties:

        (a) To make and enforce any rules and regulations it shall deem necessary and proper for the efficient administration of the Plan;

        (b) To designate one or more officers of the Company to execute on behalf of the Company all agreements and other documents approved by the Committee under the Plan;

        (c) To appoint other persons to carry out any ministerial responsibilities under the Plan as the Committee may determine; and


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        (d)     To engage one or more persons to render advice with respect to any of the Committee's responsibilities under the Plan.


                            SECTION 3: PARTICIPATION

3.01    Participation

Participants in the Plan shall be selected by the Committee upon the recommendation by the Chairman or President of the Company among employees of the Company (including officers or employees who are members of the Board, but excluding directors who are not officers or employees of the Company). No officer or employee of the Company shall have any right to be selected as a Participant.


                      SECTION 4: APPRECIATION RIGHTS UNITS

4.01    Units

        (a) Number of Units. A total of 1,000,000 Units are available for issuance under the Plan. Prior to a Company Sale, any Units that are forfeited by a Participant may be regranted to any other Participant, provided that in no event shall the total number of outstanding Units granted to all Participants exceed 1,000,000.

        (b) Unit Payment Amount. Subject to the terms and conditions set forth in this Section 4 and in a Participant's Appreciation Rights Agreement, each Unit shall entitle its holder to receive, in the event of a Company Sale, a payment equal to the Appreciation Value per Unit times the number of units held by the Participant on the date of the Company Sale.

        (c) Timing of Payments. The payment to which a holder of the Units is entitled in the event of a Company Sale shall be made as follows:

                (i) Fifty percent (50%) of the aggregate amount to which a holder of the Units is entitled shall be paid within thirty (30) days after the Company Sale; and

                (ii) The remaining fifty percent (50%) of the aggregate amount to which a holder of the Units is entitled (the "Unit Deferred Payment") shall be paid as follows:

                        (A)     If the Participant is not offered within twenty
                                (20) days after the Company Sale a position with the Company or its successor or with the purchaser of the Company's assets that is comparable to the Participant's position with the Company immediately prior to the Company Sale as determined by Chesapeake in its sole discretion (a


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                                "Comparable Position Offer"), payment shall be
                                made within thirty (30) days after the Company Sale;

                        (B) If paragraph (A), above, does not apply and within one year following the Company Sale, (x) the Participant's employment is involuntarily terminated (other than for cause) by the Company or its successor or by the purchaser of the Company's assets or (y) the employment of the Participant terminates on account of disability or death, payment shall be made within thirty
                                (30) days following such termination of
                                employment; and

                        (C) If, within thirty (30) days after the Company Sale, the Participant accepts an offer of employment from the Company or its successor or from the purchaser of the Company's assets and such employment continues for a period of one year after the Company Sale, payment shall be made within thirty (30) days following the last day of the one-year period.

                (d) Forfeiture of the Unit Deferred Payment. If (i) a Participant declines a Comparable Position Offer, (ii) the Participant's employment with the Company or its successor or with the purchaser of the Company's assets is terminated for cause within the first year following the Company Sale, or (iii) the Participant voluntarily terminates his or her employment with the Company or its successor or with the purchaser of the Company's assets within the first year following the Company Sale, the Participant's contingent right to the Unit Deferred Payment shall be forfeited.

4.02    Forfeiture of Appreciation Rights Units

Participant's forfeit any and all Appreciation Rights Units upon termination of employment with the Company or upon termination of the Plan in accordance with
Section 7.01.

4.03    Non-Assignability of Units.

Appreciation Rights Units are not assignable or transferable, except if the Participant dies after a Company Sale, payments may be made to the Participant's estate.

4.04    Release

A Participant shall not be entitled to any payments under the Plan unless, prior to any payment made under the Plan, the Participant executes a release satisfactory to Chesapeake releasing Chesapeake, the Related Companies and the Company, their respective affiliates, shareholders, directors, officers, employees, representatives, and agents, and their respective successors and assigns, from any and all employment-related claims the Participant or the Participant's successors and beneficiaries might


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have against them (excluding any claims the Participant might have under the
Plan, or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended).


                    SECTION 5: APPRECIATION RIGHTS AGREEMENTS

5.01    Appreciation Rights Agreements

Each Unit granted under the Plan shall be evidenced by an Appreciation Rights Agreement setting forth the terms and conditions applicable to the Appreciation Rights Unit as the Committee deems appropriate.



                       SECTION 6: PAYMENT FOR APPRECIATION RIGHTS UNITS

6.01    Payments Solely from General Assets

Payments under the Plan shall be made solely from the general assets of Chesapeake or the Company. Nothing herein shall be construed to require Chesapeake or the Company to maintain any fund or to segregate any amount for the benefit of any Participant, and no Participant or other person shall have any right against, right to, or security or other interest in, any fund, account, or asset of Chesapeake or the Company from which the payment pursuant to the Plan may be made.

6.02    Plan Expenses

All expenses of administering the Plan shall be paid by Chesapeake or the Company.


                      SECTION 7: AMENDMENT AND TERMINATION

7.01    Amendment or Termination of Plan

The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable in its sole discretion. The Plan shall terminate the earlier of the payment of the last amount due herein or on December 31, 2005.

7.02    Other Plans

Any payments made to the Participant pursuant to the Plan shall not be taken into account as compensation in the determination of the Participant's benefits under any pension, savings, group insurance, or other benefit plan maintained by Chesapeake, the Company, or a Related Company, except as otherwise determined by Chesapeake or, in the case of a plan not maintained by Chesapeake, the Company or Related Company that maintains the plan. This Plan shall not entitle the Participant to any benefits under any other plans maintained by Chesapeake, the Company, or a Related Company.


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Nothing herein shall preclude the Company from authorizing or approving other plans or forms of incentive compensation.


                            SECTION 8: MISCELLANEOUS

8.01    No Right to Employment

Participation in the Plan shall not give any employee of the Company any right to continued employment by the Company.

8.02    Taxes

Chesapeake or the Company may make appropriate arrangements to deduct from any amounts payable under the Plan to any Participant any taxes that Chesapeake or the Company reasonably believes are required to be withheld by any government or government agency. The Participant shall be responsible for the payment of all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

8.03    Headings

Any headings in this instrument are for convenience of reference only and are to be disregarded in the construction of any provision thereof.

8.04    Severability

If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted herein.

8.05    Governing Law

The Plan shall be construed, administered, and regulated in accordance with the laws of the State of Georgia (determined without regard to its choice of law rules) and any applicable requirements of federal law.


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